                                  SCHEDULE 13G

                                 (Rule 13d-102)

           Information to be Included in Statements Filed Pursuant to
                Rule 13d-1(b), (c) and (d) and Amendments Thereto
                          Filed Pursuant to Rule 13d-2.

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                           Health Fitness Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   42217V 10 2
             -------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)
         [X]  Rule 13d-1(c)
         [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 5 Pages

CUSIP NO. 42217V 10 2                  13G                     Page 2 of 5 Pages

--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF
    ABOVE PERSONS (ENTITIES ONLY)

    Burt H. Rowe, Jr.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) [ ]
    (SEE INSTRUCTIONS) **                                                (b) [ ]

    **Joint Filing
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.A.
--------------------------------------------------------------------------------
                          5         SOLE VOTING POWER   1,000,502

       NUMBER OF          ------------------------------------------------------
         SHARES           6         SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY          ------------------------------------------------------
          EACH            7         SOLE DISPOSITIVE POWER   1,000,502
       REPORTING
         PERSON           ------------------------------------------------------
          WITH            8         SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,000,502
--------------------------------------------------------------------------------
10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES         [ ]
    (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    8.1%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

    IN
--------------------------------------------------------------------------------

CUSIP NO. 42217V 10 2                  13G                     Page 3 of 5 Pages

--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF
    ABOVE PERSONS (ENTITIES ONLY)

    Destin Capital Partners, LLC
    33-1032492
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) [ ]
    (SEE INSTRUCTIONS) **                                                (b) [ ]

    **Joint Filing
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    FL
--------------------------------------------------------------------------------
                          5         SOLE VOTING POWER   1,000,502

       NUMBER OF          ------------------------------------------------------
         SHARES           6         SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY          ------------------------------------------------------
          EACH            7         SOLE DISPOSITIVE POWER   1,000,502
       REPORTING
         PERSON           ------------------------------------------------------
          WITH            8         SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,000,502
--------------------------------------------------------------------------------
10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES         [ ]
    (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    8.1%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

    OO
--------------------------------------------------------------------------------

Answer every item. If an item is inapplicable or the answer is in the negative, so state.

Item 1(a)  Name of Issuer:

                 Health Fitness Corporation

Item 1(b)  Address of Issuer's Principal Executive Offices:

                 3500 W. 80th Street
                 Bloomington, MN  55431

Item 2(a)  Name of Person Filing:

                 See Cover Pages Item 1

Item 2(b)  Address of Principal Business Office or, if none, residence:

                 P. O. Box 27
                 Eldorado, IL  62930

Item 2(c)  Citizenship:

                 See Cover Pages Item 4

Item 2(d)  Title of Class of Securities:

                 Common Stock

Item 2(e)  CUSIP No.:

                 See Cover Pages

Item 3     Statement filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c):

                 Not applicable

Item 4     Ownership

                 See Cover Pages Items 5 through 11

Item 5     Ownership of Five Percent or Less of a Class:

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6     Ownership of More than Five Percent on Behalf of Another Person:

                 Not applicable


                               Page 4 of 5 pages

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                 Not applicable

Item 8     Identification and Classification of Members of the Group:

                 Not applicable

Item 9     Notice of Dissolution of Group:

                 Not applicable

Item 10    Certifications:

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits:

         Joint Filing Agreement, dated December 9, 2002, between the Reporting Persons (incorporated by reference to Exhibit 1 to initial Schedule 13G filed December 13, 2002).




                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 6, 2003


                                                /s/ Burt H. Rowe, Jr.
                                                --------------------------------
                                                Burt H. Rowe, Jr.

                                                DESTIN CAPITAL PARTNERS, LLC


                                                By: /s/ Burt H. Rowe, Jr.
                                                    ----------------------------
                                                    Burt H. Rowe, Jr., Manager



                               Page 5 of 5 pages